Exhibit 21.1

LIST OF SUBSIDIARIES

•	Imaging Holdings Corp.

•	Monotype Imaging Inc.

•	Monotype ITC Inc.

•	FontShop International, Inc.

•	MyFonts Inc.

•	Swyft Media Inc.

•	Mark Boulton Design Limited

•	Monotype Limited

•	Monotype GmbH

•	Monotype Solutions India Private Limited

•	Monotype Hong Kong Limited

•	Monotype KK